SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE TO
                               (RULE 14D-100)
         TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. )


                             PREMIUMWEAR, INC.
                         (Name of Subject Company)


                     NEW ENGLAND BUSINESS SERVICE, INC.
                             PENGUIN SUB, INC.
                     (Name of filing persons, Offerors)


                   COMMON STOCK, PAR VALUE $.01 PER SHARE
                       (Title of Class of Securities)


                                 740909106
                   (CUSIP Number of Class of Securities)


                               CRAIG BARROWS
                                 SECRETARY
                     NEW ENGLAND BUSINESS SERVICE, INC.
                              500 MAIN STREET
                           GROTON, MASSACHUSETTS
                               (978) 448-6111
        (Name, Address and Telephone Number of Person Authorized to
          Receive Notices and Communications on Behalf of Bidders)

                                  COPY TO:

                             DAVID T. BREWSTER
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             ONE BEACON STREET
                              BOSTON, MA 02108
                         TELEPHONE: (617) 573-4800
                         FACSIMILE: (617) 573-4822

                         CALCULATION OF FILING FEE

===============================================================================
          Transaction Valuation                      AMOUNT OF FILING FEE*
             [             ]                                    [ ]
========================================== ====================================

* PURSUANT TO GENERAL INSTRUCTION D TO SCHEDULE TO, NO FILING FEE IS REQUIRED.

|_| CHECK THE BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

AMOUNT PREVIOUSLY PAID:   $                           FILING PARTY:
FORM OR REGISTRATION NO.:  SCHEDULE TO                DATE FILED:

|X|   CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY
      COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:
      |X|   THIRD-PARTY TENDER OFFER SUBJECT TO RULE 14D-1.
      |_|   ISSUER TENDER OFFER SUBJECT TO RULE 13E-4.
      |_|   GOING-PRIVATE TRANSACTION SUBJECT TO RULE 13E-3.
      |_|   AMENDMENT TO SCHEDULE 13D UNDER RULE 13D-2.

CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF A TENDER OFFER: |_|


ITEM 12.  MATERIALS TO BE FILED AS EXHIBITS

EXHIBIT (A)(5)(A) PRESS RELEASE, DATED MAY 23, 2000.